Exhibit 99

Forest Laboratories, Inc. Announces Accelerated Share Repurchase

NEW YORK, June 3, 2011 -- Forest Laboratories, Inc. (NYSE: FRX) announced today that it has entered into an agreement with Morgan Stanley & Co. Incorporated to repurchase $500 million of its common shares under an accelerated share repurchase program. Forest will acquire these common shares under the Board authorized 50 million share repurchase program announced on May 18, 2010.

The specific number of shares to be repurchased will be determined by the discounted volume-weighted average price of the stock during the term of the agreement, subject to collar provisions that establish the minimum and maximum price. The transaction is expected to be completed no later than the fourth quarter of the fiscal year ending March 31, 2012.  All of the purchased shares will be retired. Prior to issuance of this press release, no trading activity occurred in the public market related to this accelerated share repurchase program.

About Forest Laboratories

Forest Laboratories' (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company's pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

SOURCE: Forest Laboratories, Inc.

Forest Laboratories, Inc.
Frank J. Murdolo, 212-224-6714
Vice President - Investor Relations
Frank.Murdolo@frx.com